PROSPECTUS
                                 577,680 SHARES

                         GENERAL GROWTH PROPERTIES, INC.
                                  COMMON STOCK
                           (PAR VALUE $.10 PER SHARE)

         This Prospectus relates to 577,680 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock"), of General Growth
Properties, Inc. (the "Company"). The Shares will be offered for sale or otherwise transferred from time to time by the stockholder named herein (the "Selling Stockholder") in transactions (which may include block transactions) on the New York Stock Exchange or in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The Selling Stockholder may offer the Shares to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions or commissions or otherwise. The Selling Stockholder and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of such Shares less any commissions. The Company will not receive any proceeds from the sale of Shares by the Selling Stockholder. The Company will pay all expenses incurred in connection with this offering, other than underwriting discounts and selling commissions. See "Plan of Distribution."

         The Shares initially were sold by the Company to Smith Barney Inc. which thereafter deposited them with the Trustee of the Equity Focus Trusts - REIT Portfolio Series, 1997 (the "Trust"), a registered unit investment trust under the Investment Company Act of 1940, to which Smith Barney Inc. acts as sponsor and depositor, in exchange for units.


         The Common Stock is listed on the New York Stock Exchange (the "NYSE") and traded under the symbol "GGP." The last reported sale price of the Common Stock on the NYSE on February 4, 1998 was $36-5/8 per share.



                             -----------------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.



                              --------------------


              The date of this Prospectus is February 5, 1998.

                            AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the NYSE and such reports, proxy statements and other information also can be inspected at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Room of the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:


                  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A dated January 15, 1998 (the "Company 10-K");

                  2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended by Form 10-Q/A dated January 15, 1998;

                  3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended by Form 10-Q/A dated January 15, 1998;

                  4. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as amended by Form 10-Q/A dated January 15, 1998;

                  5. Current Report on Form 8-K, dated January 16, 1997, as amended by Form 8-K/A dated February 18, 1997 and as further amended by a Form 8-K/A dated January 15, 1998;

                  6. Current Report on Form 8-K dated July 2, 1997, as amended by Form 8-K/A dated August 28, 1997;

                  7.       Current Report on Form 8-K dated August 18, 1997;

                  8. The portions of the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders that have been incorporated by reference into the Company 10-K; and

                  9. The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A filed by the Company with the Commission on January 12, 1993, pursuant to Section 12(b) of the Exchange Act.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to General Growth Properties, Inc., 55 West Monroe Street -- Suite 3100, Chicago, Illinois 60603, Attention: Director of Investor Relations, Telephone (312) 551-5000.


                                   THE COMPANY


         The Company is a self-managed real estate investment trust which, through its general partnership interest in GGP Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and its interest in GGP/Homart, Inc. ("GGP/Homart"), owns, operates, acquires, develops and manages enclosed mall shopping centers located throughout the United States. The Company and the Operating Partnership together own, directly or indirectly, 100% of 35 enclosed mall shopping centers, a 51% interest in two other enclosed mall shopping centers, a 50% interest in two additional enclosed mall shopping centers and a 100% interest in one property under development. These properties contain an aggregate of approximately 30.1 million square feet of gross retail space, including anchor stores, freestanding stores and mall tenant areas ("GLA"). In addition, the Company, through the Operating Partnership's ownership of stock in GGP/Homart, owns a 38.2% interest in substantially all of the regional mall assets formerly owned by a subsidiary of Sears, Roebuck & Co. GGP/Homart currently owns interests in 24 shopping centers containing an aggregate of approximately 22.0 million square feet of GLA. The Operating Partnership also owns 95% of the non-voting preferred stock of General Growth Management, Inc., a company which manages, leases, develops and operates enclosed malls. The Company has qualified as a real estate investment trust (a "REIT") for federal income tax purposes.


         The Company is incorporated under the laws of the State of Delaware. Its principal executive offices are located at 55 West Monroe Street -- Suite 3100, Chicago, Illinois 60603, and its telephone number is (312) 551-5000.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.


                               SELLING STOCKHOLDER

         The following table sets forth (i) the name of the Selling Stockholder,
(ii) the number of shares of Common Stock currently beneficially owned by the Selling Stockholder and (iii) the number of such shares of Common Stock which will be beneficially owned by the Selling Stockholder after the offering, assuming the sale of all the Shares set forth in (ii) above:




                                        Beneficial                    Shares                   Beneficial
                                         Ownership                     to Be                    Ownership
Selling Stockholder                  Prior to Offering              Offered (1)           After Offering (1)
-------------------                  -----------------              -----------           ------------------
The Equity Focus Trusts -
REIT Portfolio Series, 1997             577,680                       577,680                     --


(1) The exact number of Shares to be sold by the Selling Stockholder at any time or from time to time cannot currently be determined.

         See the cover page of this Prospectus for information regarding the relationship between the Company and the Selling Stockholder.


                       FEDERAL INCOME TAX CONSIDERATIONS

         The provisions of the Internal Revenue Code of 1986, as amended (the "Code"), pertaining to REITs are highly technical and complex. The following is a summary of the material provisions which currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions which govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the United States Treasury Regulations ("Treasury Regulations") promulgated thereunder. The following summary is qualified in its entirety by such reference. This discussion does not address foreign, state or local taxation considerations or issues that arise as a result of the Purchaser's or the Trust's special circumstances or special status under the Code.

         Prospective investors are urged to consult their own tax advisors with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction.

         In the opinion of Neal, Gerber & Eisenberg, tax counsel to the Company, commencing with its taxable year ended December 31, 1993, the Company has been organized and operated in a manner that has enabled it to qualify as a REIT under Sections 856 through 860 of the Code, and its proposed method of operation will enable it to continue to so qualify. No assurance can be given, however, that the Company has so qualified or will continue to so qualify. The Company's ability to qualify as a REIT under the requirements of the Code and the Treasury Regulations promulgated thereunder is dependent upon actual operating results.

         To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its stock. First, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation and the value of any one issuer's security may not exceed 5% of the Company's gross assets; shares of qualified REITs and of certain wholly owned subsidiaries are exempt from this prohibition. The Company holds all of the outstanding preferred stock of General Growth Management, Inc. ("GGMI"), currently representing a 100% economic interest therein. In the opinion of tax counsel, based on certain factual representations, the Company's ownership in GGMI will not cause it to violate the 5% value or 10% voting stock test. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year, the sale or other disposition of real property held for less than four years and from certain other sources must constitute less than 30% of the gross income for each taxable year of a REIT.

         The Taxpayer Relief Act of 1997, enacted August 5, 1997 (the "Taxpayer Relief Act") repeals the 30% gross income for taxable years after its enactment. Thus, the 30% gross income requirement will no longer apply after the Company's taxable year ending December 31, 1997. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts. In addition, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arms'-length fee and from which the REIT derives no income. The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise rendered to the occupant. The Taxpayer Relief Act provides a de minimis rule for non-customary services for taxable years beginning after August 5, 1997. If the value of the non-customary service income with respect to a property (valued at no less than 150% of the Company's direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property." This provision will be effective for the Company's taxable year ending December 31, 1998.

         For the Company to remain qualified as a REIT, no more than 50% in value of the outstanding capital stock including, in some circumstances, stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year. Accordingly, the Certificate of Incorporation of the Company, as amended, contains provisions restricting the acquisition of shares of Capital Stock. See "Description of Common Stock -- Restrictions on Transfer".

         So long as the Company qualifies for taxation as a REIT and distributes at least 95% of the sum of (a) its REIT taxable income (as computed without regard to net capital gains or the dividends-paid deduction) and (b) its net income (after tax) from foreclosure property for its taxable year to its stockholders annually, the Company itself will not be subject to Federal income tax on that portion of such income distributed to stockholders. The Company will be taxed at regular corporate rates on all income not distributed to stockholders. The Company's policy is to distribute at least 95% of the sum of its REIT taxable income and net income from foreclosure property. REITs may also incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

         In the case of a REIT which is a partner in a partnership, such as the Company, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn the income of the partnership attributable to such share. In addition, for purposes of satisfying the asset and income tests described above, the character of the gross income and assets in the hands of the partnership remains the same when allocated to the REIT. Accordingly, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of qualifying as a REIT.

         Failure of the  Company to qualify  during any  taxable  year as a REIT could,  unless  certain  relief  provisions  were  available,  have  a  material adverse effect upon investors. If disqualified for taxation as a REIT for a taxable year, the Company would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause rather than willful neglect and certain other conditions are met. The Company would be subject to Federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends would also be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify be determined to have occurred retroactively in an earlier tax year of the Company, the imposition of a substantial Federal income tax liability on the Company attributable to such nonqualifying tax years may adversely affect the Company's ability to pay dividends. In the event that the Company fails to meet the 75% or 95% income tests discussed above, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the income tests so long as its failure was due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends.

         As long as the Company qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taxable to such stockholders as ordinary income. Corporate stockholders will not be entitled to the dividends-received deduction with respect to distributions by the Company. Distributions that are designated as capital gain dividends will be taxable to stockholders as gains from the sale of capital assets held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Taxpayer Relief Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long-term capital gain, stockholders of the Company would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. Stockholders would also receive a refundable tax credit for their proportionate share of the tax paid by the Company on such retained capital gains and increase their basis in the stock of the Company in an amount equal to the difference between the undistributed long-term capital gains and the amount of the tax paid by the Company. Distributions by the Company in excess of its current and accumulated earnings and profits will not  be  taxable  to  a  stockholder  to the extent that such  distributions  do not exceed the adjusted basis of the stockholder's shares, but rather, will be a nontaxable reduction in a stockholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain. The rules regarding capital gains of stockholders in a REIT are highly complex and subject to change as a result of technical corrections to the Taxpayer Relief Act. Accordingly, each prospective investor is urged to consult with his tax advisor regarding the impact of the capital gain provisions of the Taxpayer Relief Act on such prospective investor.

         Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the capital stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations; gain arising from the sale or other disposition of capital stock however will not be treated as investment income unless the stockholder elects to have the gain taxed at ordinary income rates. The Company will notify the stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. In general, gain or loss recognized on a taxable disposition of capital stock by a stockholder who is an individual and who is not a dealer in securities will be treated as "mid-term" capital gain if the stock has been held for more than one year but not more than 18 months and "long-term" capital gain if the stock has been held for more than 18 months. Under current law, the maximum rate of federal tax on mid-term capital gains is 28% and the maximum rate of federal tax on long-term capital gains is 20%. Gain recognized by the Company with respect to property sold before July 29, 1997, will be taxable to an individual at a maximum federal rate of 28%, if such property has been held for more than one year. Any loss upon a sale or exchange of capital stock by a stockholder who has held such stock for six months of or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the capital stock may be disallowed if other shares of the capital stock are purchased within 30 days before or after the disposition.

         The Company will report to its domestic stockholders and to the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders that fail to certify their non-foreign status to the Company.


                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Stockholder that it may sell or transfer all or a portion of the Shares offered hereby from time to time to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or from purchasers of the Shares for whom they may act as agent. Such sales and transfers of the Shares may be effected from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the Shares may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) through the writing of options on the Shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder;
(f) gifts, donations and contributions; and (g) any other legally available means. To the extent required, the number of Shares to be sold or transferred, the purchase price, the name of any such agent, broker, dealer or underwriter and any applicable discounts or commissions and any other required information with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of such Shares less any commissions. This Prospectus also may be used, with the Company's prior written consent, by donees and pledgees of the Selling Stockholder.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholder and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares.

         Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Stockholders will sell any or all of the Shares. The Selling Stockholders may transfer, devise or gift Shares by other means not described herein.

         The Company will pay all of the expenses incident to the registration of the Shares, other than underwriting discounts and selling commissions, if any.

         The Company has agreed to indemnify Smith Barney Inc. and the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.



                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Neal, Gerber & Eisenberg.


                                     EXPERTS


         The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995 and for the three years in the period ended
December 31, 1996 and the consolidated financial statements of Westfield America, Inc. (formerly CenterMark Properties, Inc.) as of December 31, 1995
and for the year ended December 31, 1995 and the periods from February 12, 1994 through December 31, 1994 and from January 1, 1994 through February 11, 1994 have been incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated January 15, 1998, and the combined statement of revenues and certain expenses of the Lansing Mall, the Westwood Mall and the Lakeview
Mall for the year ended December 31, 1995 has been incorporated by reference herein from the Company's Current Report on Form

8-K/A, as amended, dated February 18, 1997, as further amended by a Current Report on Form 8-K/A dated January 15, 1998, in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, and upon the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements and financial statement schedule of Westfield America, Inc. and Subsidiaries (formerly CenterMark Properties, Inc.) as of December 31, 1996 and for the year then ended have been incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated January 15, 1998, in reliance upon the report of Ernst & Young LLP, independent auditors, and upon authority of that firm as experts in accounting and auditing.

         The statement of revenues and certain expenses of Park Mall for the year ended December 31, 1995 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A, as amended, dated February 18, 1997, as further amended by a Current Report on Form 8-K/A dated January 15, 1998, in reliance upon the report of Addison, Roberts & Ludwig, P.C., independent auditors, and upon the authority of that firm as experts in accounting and auditing.


         The statement of revenues and certain expenses of Market Place Shopping Center for the year ended December 31, 1996 has been incorporated by reference herein from the Company's Current Report on Form 8- K/A dated August 28, 1997 in reliance upon the report of Shepard Schwartz & Harris LLP, independent accountants, and upon the authority of that firm as experts in accounting and auditing.

         The statement of revenues and certain expenses of Southlake Mall for the year ended December 31, 1996 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A dated August 28, 1997 in reliance upon the report of KPMG Peat Marwick LLP, independent accountants, and upon the authority of that firm as experts in accounting and auditing.

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         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY BROKER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



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                                TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Available Information..........................................  2
Incorporation of Certain Documents
  by Reference.................................................  2
The Company....................................................  3
Use of Proceeds................................................  3
Selling Stockholder............................................  3
Federal Income Tax Considerations..............................  4
Plan of Distribution...........................................  6
Legal Matters..................................................  7
Experts........................................................  7



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                                577,680 SHARES

                                GENERAL GROWTH
                               PROPERTIES, INC.

                                 COMMON STOCK

                              -----------------
                                  PROSPECTUS
                              -----------------


                               February 5, 1998


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